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                                                                   Exhibit 10.52

                               AMENDMENT NO. 4 TO
                                    AGREEMENT

         This Amendment No. 4 ("AMENDMENT NO. 4") is entered effective March 5, 2003 (the "AMENDMENT EFFECTIVE DATE") pursuant to and amending that certain Agreement between Gen-Probe Incorporated, a Delaware corporation ("GEN-PROBE") and Chiron Corporation, a Delaware corporation ("CHIRON"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.


                                    Recitals

         A. The parties entered into the Agreement as of June 11, 1998 pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Products in the Blood Screening and Clinical Diagnostic Fields. The Agreement was amended by the following: (i) June 11, 1998 Collaboration Agreement, (ii) June 11, 1998 Supplemental letter agreement, (iii) June 26, 1998 Addendum to Collaboration Agreement, (iv) June 30, 1998 Supplemental letter agreement, (v) June 30, 1998 Consent, (vi) December 1, 1998 letter agreement re American Red Cross revenues, (vii) December 7, 1999 Amendment, (viii) February 1, 2000 Second Amendment, (ix) June 7, 2001 Supplemental Agreement No. 1 (Customer training and Support), (x) October 30, 2001 Confidentiality and Joint Interest Agreement, (xi) April 4, 2001 Agreement re Arbitration and (xii) April 1, 2002 Amendment No. 3 (warehousing and shipping). In addition, the parties submitted a number of disputes under the Agreement to arbitration pursuant to
Section 13 of the Agreement, and in resolution of those disputes, executed a Definitive Written Settlement Agreement, dated December 5, 2001, and a Short Form Agreement, dated November 16, 2001.

         B. The parties have previously revised Article 14 of the Agreement, memorialized in that certain December 7, 1999 Amendment. The parties have discussed a further revision to and clarification of their respective rights and obligations with respect to Article 14, and have agreed to make certain additional changes to the Agreement in connection therewith, in accordance with the provisions of this Amendment No. 4.

                                    Agreement

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 4, the parties agree as follows:

         1. ULTRIO ON TIGRIS. Article 14 of the Agreement shall be and is hereby amended to read as follows:

         "In consideration for the rights originally granted to Chiron by this Agreement with respect to TMA and HPA, Chiron shall pay to Gen-Probe, or shall cause Bayer Corporation to pay to Gen-Probe, the following nonrefundable amounts upon the occurrence of each event set forth below:

         (1)      ten million dollars ($10,000,000) upon the Effective Date; and



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         (2)      eight and one-half million dollars ($8,500,000) upon the first to occur of the following:

                  (a)(i) Gen Probe certifies to Chiron that Gen-Probe has completed manufacture of a Lot of the Initial Blood Screening Assay for the qualitative detection of both HCV and HIV-1 at Gen-Probe's Willow Court facility, which Lot is manufactured in accordance with FDA Good Manufacturing Processes and includes not less than 400,000 tests labeled for IVD distribution outside the United States; and (ii) Gen-Probe has released such tests for foreign sale; and (iii) Gen-Probe delivers to Chiron a copy of the Certificate of Analysis with respect to such Lot, in form reasonably satisfactory to Chiron, signed by Gen-Probe's quality assurance organization; or

                  (b) Gen-Probe certifies to Chiron that it has successfully completed validation of the Enhanced Semi-Automated System ("ESAS") for use with the Initial Blood Screening Assay, including both instrument hardware and software, and delivers or makes available to Chiron a copy of the Validation Report with respect to both the instrument and the software, signed by Gen-Probe's quality assurance organization.

         (3) six and one-half million dollars ($6,500,000) upon the date on which the following has occurred: (a) thirty (30) days has passed since submission to the FDA of an Investigational New Drug application for a Future Blood Screening Assay for qualitative detection of HCV, HIV-1, and hepatitis B virus ("HBV"), specifying the use of such assay on the Tigris Instrument in the Blood Screening Field; provided that no clinical hold notice has been issued by the FDA as to such application, and no agreement has been reached with the FDA to delay the clinical trial, within such thirty-day period; and (b) Gen-Probe has installed a Tigris Instrument pursuant to the IND referred to above, at the clinical site and completed technologist training and proficiency testing with a panel of specimens and control materials with respect to the instrument and the Future Blood Screening Assay for the qualitative detection of HCV, HIV-1, and HBV.

         (4) ten million dollars ($10,000,000) upon receipt of the required marketing approval from the FDA to market the Future Blood Screening Assay for the qualitative detection of HCV, HIV-1 and HBV in the United States for use in Blood Screening Field on the Tigris Instrument.

         2. NO OTHER AMENDMENT. Except as is expressly set forth in this Amendment No. 4, all other terms and conditions of the Agreement shall continue in full force and effect.

         3. COUNTERPARTS. This Amendment No. 4 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.


GEN-PROBE:                                 CHIRON:


GEN-PROBE INCORPORATED,                    CHIRON CORPORATION,
a Delaware corporation                     a Delaware corporation


By: /s/ Henry L. Nordhoff                  By: /s/ Jack Goldstein
    ---------------------                      ------------------
Its:  President & Chief Executive           Its: President, Chiron Blood
      Officer                                    Testing
Date: March 5, 2003                        Date: March 18, 2003





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